PRINCIPAL INVESTORS FUND, INC.
                              AMENDED AND RESTATED
                        ADMINISTRATIVE SERVICES AGREEMENT

     AGREEMENT to be effective June 14, 2004, by and between PRINCIPAL INVESTORS FUND, INC., a Maryland corporation (hereinafter called the "Fund") and PRINCIPAL MANAGEMENT CORPORATION, an Iowa corporation (hereinafter called the "Administrator").

     WHEREAS, the common stock of the Fund is currently divided into a number of separate series of shares each corresponding to a distinct portfolio of securities; and

     WHEREAS, pursuant to Rule 18f-3 of the Investment Company Act of 1940, the Fund's Board of Directors has established multiple classes of shares of the various series, including the Select, Preferred, Advisors Select, Advisors Preferred and Advisors Signature classes (the "Plan Classes") which are designed for sale in the employer sponsored retirement plan market; and

     WHEREAS, the Fund desires the Administrator to provide, and the Administrator is willing to provide, administrative services to each of the series of the Fund that currently exists or hereafter is created and that offers the Plan Classes (the "Series") on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1.   APPOINTMENT OF THE ADMINISTRATOR

          The Fund hereby appoints the Administrator to act as the administrator of the Plan Classes and in that capacity to furnish the Fund with the transfer agent and shareholder servicing services set forth in Section 2 below and to assume responsibility for paying the expenses of the Fund identified in Section 4 below. The Administrator agrees to act, perform or assume the responsibility therefore in the manner and subject to the conditions hereinafter set forth.

2.   SERVICES FURNISHED BY THE ADMINISTRATOR

(a)      Transfer Agent Services

          The Administrator will provide the following services with respect to the Plan Classes. As transfer agent for the Fund, the Administrator will provide all services customarily performed by transfer agents of investment companies, in accordance with the policies and practices of the Fund as disclosed in its prospectus or otherwise communicated to the Administrator from time to time, including, but not limited to, the following:

(i) issuance, transfer, conversion, cancellation and registry of ownership of Fund shares, and maintenance of open account system;

(ii) preparation and distribution of dividend and capital gain payments to shareholders;

(iii) delivery, redemption and repurchase of shares, and remittances to shareholders;

(iv) the tabulation of proxy ballots and the preparation and distribution to shareholders of notices, proxy statements and proxies, reports, confirmation of transactions, prospectuses, tax information;

(v)      communication with shareholders concerning items (i), (ii), (iii) and
         (iv) above; and

(vi) use its best efforts to qualify the Capital Stock of the Fund for sale in states and jurisdictions as directed by the Fund.

(b)      Shareholder Services

          The Administrator shall provide shareholder and administrative services (the "Shareholder Services") to the retirement plans that are beneficial owners of the Plan Classes (the "Plans"). Shareholders Services shall not include any activities or expenses that are primarily intended to result in the sale of additional shares of the Fund. Shareholders Services and related expenses may include, but are not limited to, the following:

(i) receiving, aggregating and processing purchase, exchange and redemption requests from Plans;

(ii) providing Plans with a service that invests the assets of their accounts in Fund shares pursuant to pre-authorized instructions;

(iii) processing dividend payments from the Fund on behalf of Plans and changing shareholder account designations;

(iv)                 acting as shareholder of record and nominee for Plans;

(v)                  maintaining account records for Plans;

(vi) providing notification to Plans regarding transactions affecting their accounts;

(vii) forwarding prospectuses, financial reports, tax information and other shareholder communications from the Fund to Plans;

(viii) distributing, receiving, tabulating and transmitting voting instructions from Plans; and

(ix) acting as the Fund's agent to assure the Fund's Anti-Money Laundering Program procedures are implemented and the program is operated in accordance with those procedures, including:

(a) providing such reports and information as the Fund may request from time to time to facilitate the Fund's oversight of such program;
(b) making information and records relating to the Fund's Anti-Money Laundering Program available to federal regulators as required by law and permitting such regulators to examine and inspect the Administrator for purposes of the program.

(x)                  other similar administrative services.

3.                   RESERVED RIGHT TO DELEGATE DUTIES AND SERVICES TO OTHERS

     In providing the services described in Section 2, the Administrator may contract with others, at its own expense, for data systems, processing services and other administrative services. The Administrator may at any time or times in its discretion appoint (and may at any time remove) other parties, including parties with which the Administrator is affiliated, as its agent to carry out such provisions of the Agreement as the Administrator may from time to time direct; provided, however, that the appointment of any such agent shall not relieve the Administrator of any of its responsibilities or liabilities hereunder.

4.   EXPENSES BORNE BY THE ADMINISTRATOR

     The Administrator will pay the following operating expenses of the Fund attributable to the Plan Classes and all other similar Fund expenses attributable to the Plan Classes:

(a)            The cost of meetings of shareholders; and
(b) The cost of initial and on-going qualification of the Capital Stock of the Fund for sale in states and other jurisdictions.

5.             COMPENSATION FOR SERVICES

     The Fund will pay the Administrator a fee as described in Schedule A hereto for services provided pursuant to this agreement.

6.   LIMITATION OF LIABILITY OF THE ADMINISTRATOR

     The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Administrator's part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

7.       TERM AND RENEWAL

     This Agreement will be effective on September 15, 2000 and will continue in effect thereafter from year to year provided that each continuance is approved annually by the Board of Directors of the Fund and by the vote of a majority of the directors who are not interested persons of the Administrator, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

8.   TERMINATION OF THIS AGREEMENT

     This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund, or by the Administrator.

9.   AMENDMENT OF THIS AGREEMENT

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

10.  ADDRESS FOR PURPOSE OF NOTICE

     Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Fund and that of the Administrator for this purpose shall be the Principal Financial Group, Des Moines, Iowa 50392-0200.

11.  MISCELLANEOUS

     The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.


               Principal Investors Fund, Inc.

                      /s/A. S. Filean
               By     _______________________________________
                      Arthur S. Filean, Senior Vice President


               Principal Management Corporation

                      /s/Ralph C. Eucher
               By     _______________________________________
                      Ralph C. Eucher, President


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                         PRINCIPAL INVESTORS FUND, INC.
                                   SCHEDULE A

       The Fund shall pay the Administrator, for each Series, and for each new series added by the Fund hereafter for which the Administrator provides services as described in this Agreement a fee computed at an annual rate as follows:.


                                            Fee as a Percentage of Average
                    Share Class             Daily Net Assets of the Series

            Advisors Signature                          0.28%
            Advisors Select                             0.20%
            Advisors Preferred                          0.15%
            Select                                      0.13%
            Preferred                                   0.11%